EXHIBIT 99

FOR IMMEDIATE RELEASE
Contacts:   John L. Westermann III                      W. Daniel Johnson
            Vice President and Chief                    Sr. Vice President
            Financial Officer                           Hogan Systems, Inc.
            The Continuum Company, Inc.                 214/788-7933
            512/345-5700



            THE CONTINUUM COMPANY AND HOGAN SYSTEMS AGREE
                     TO REVISED MERGER AGREEMENT
            ----------------------------------------------

The Continuum Company, Inc. (NYSE-CNU) and Hogan Systems, Inc. (NASDAQ-HOGN) today announced a modification to the terms of their previously announced merger agreement. In that agreement each share of Hogan's stock was to be converted into the right to receive 0.355555 of a share of Continuum stock. Under the revised agreement each share of Hogan stock will be exchanged for 0.315 of a share of Continuum stock. This revision to the merger agreement resolves a dispute between the two companies that arose after Hogan reported third fiscal quarter operating results for the period ended December 31, 1995, that were substantially less than expected by Continuum. As part of the resolution, the parties have agreed that Hogan operating performance will not form the basis for any further action to postpone, terminate or amend the merger agreement.

Continuum and Hogan expect to distribute proxy materials next week for shareholder meetings to be held on or about March 15, 1996.

The  parties   also   announced   today  that  the  waiting   period  under  the
Hart-Scott-Rodino Antitrust Improvements Act of l976 has expired.

W. Michael Long, Chief Executive Officer of Continuum and Michael H. Anderson, Chairman and Chief Executive Officer of Hogan, expressed that the merger transaction is in the best interest of their respective shareholders and is in the long term strategic interests of both companies.

Hogan Systems, Inc. develops, market and supports integrated on-line applications software and related services in use by more than 130 financial institutions in 20 countries. The company provides sales and support from offices in Australia, United Kingdom, and German as well as its Dallas, Texas headquarters.

The Continuum Company, Inc. is an international consulting and computer services firm headquartered in Austin, Texas with offices in 17 countries serving the needs of the global financial services industry for computer software services.


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